Exhibit 99.1

Alfi Announces Receipt of Notice from Nasdaq Regarding Delayed Quarterly Report

Miami Beach, FL / November 24, 2021 – ALFI (NASDAQ: ALF) (the “Company”), an AI enterprise SaaS advertising platform, announced today that it has received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities. However, if the Company fails to timely regain compliance with the Rule, then the Company’s securities will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days from receipt of the Notice, or until January 17, 2022, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until May 16, 2022, to regain compliance. However, there is no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

No assurance is given that the Company will be able to regain compliance with the aforementioned listing requirement or maintain compliance with the other continued listing requirements set forth in the Nasdaq Listing Rules.

As previously disclosed in the Form 12b-25 filed on November 16, 2021 by the Company with the SEC, the Company was unable to file the Form 10-Q by the required due date of November 15, 2021.

About Alfi Inc.

Alfi, Inc. provides solutions that bring transparency and accountability to the digital out-of-home advertising marketplace. Since 2018, Alfi, Inc. has been developing its artificial intelligence advertising platform to deliver targeted advertising in an ethical and privacy-conscious manner. For more information, please visit: https://www.getalfi.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Alfi Inc. Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

Alfi Inc. U.S. Media Contacts

Danielle DeVoren

KCSA Strategic Communications

Alfi@kcsa.com